Exhibit 5.1

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092

tel +1212 259 8000 fax +1212 259 6333
August 11, 2008
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the sale by Illumina, Inc., a Delaware corporation (the “Company”), of up to 4,025,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to a Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-134012) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus (the “Prospectus”) dated May 11, 2006 and prospectus supplement (the “Prospectus Supplement”) dated August 6, 2008. Each of the Registration Statement, the Prospectus and the Prospectus Supplement have been filed with the U.S. Securities and Exchange Commission (the “Commission”).
We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below, including the Registration Statement, the Prospectus, the Prospectus Supplement, the Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that:
1.	the issuance of the Shares has been lawfully and duly authorized; and

2.	when the Shares have been issued, delivered and sold upon the terms stated in the Registration Statement, the Prospectus and the Prospectus Supplement, the Shares will be legally issued, fully paid and nonassessable.
We are members of the bar of the State of New York, and the opinions expressed herein are limited to the Delaware General Corporation Law. We do not express any opinion as to any other laws. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and Prospectus Supplement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
Dewey & LeBoeuf llp
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